EXHIBIT 5.1
June 21, 2006

Vinson & Elkins L.L.P.

2001 Ross Ave., Suite 3700

Dallas, Texas 75201
Range Resources Corporation
777 Main Street
Suite 800
Fort Worth, TX 76102
Ladies and Gentlemen:
     We have acted as counsel for Range Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”), of the offer and sale of up to 1,048,588 additional shares of Common Stock, par value $0.01 per share (the “Shares”), pursuant to the Range Resources Corporation 2005 Equity-Based Compensation Plan (as amended, the “Plan”). The Shares represent an increase in the number of shares of Common Stock available under the Plan as a result of the adoption of the Third Amendment to the Plan and the forfeiture or termination of awards under the Amended and Restated 1999 Stock Option Plan of the Company.
     In connection herewith, we have examined the Plan, the Restated Certificate of Incorporation of the Company, as amended, as in effect on the date hereof, the Amended and Restated Bylaws of the Company as in effect on the date hereof, the corporate proceedings with respect to the approval of the Plan, and the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary for purposes of this opinion letter.
     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that, when the Shares are issued in accordance with the terms of the Plan and instruments executed pursuant to the Plan which govern the awards to which the Shares relate, the Shares will be legally issued, fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the United States of America, the State of Texas, and to the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,

VINSON & ELKINS L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Tokyo Washington S-8 5.1 Opinion (2).DOC	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel 214.220.7700 Fax 214.220.7716 www.velaw.com